Exhibit 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name	Place of incorporation	Percentage of equity interest held
SUBSIDIARIES:

Global Appliances Holdings Limited	British Virgin Islands	100.0%

Global Display Holdings Limited	British Virgin Islands	100.0

Lite Aray Holdings Limited *	British Virgin Islands	30.0

Dongguan Wing Shing Electrical Products Factory Company Limited	China	100.0

Dongguan Lite Array Company Limited	China	100.0

Dongguan Litewell (OLED) Technology Limited *	China	30.0

Global Household Products Limited (Formerly known as Global Digital Imaging Limited)	Hong Kong	100.0

Global-Tech USA, Inc.	United States	100.0

MasterWerke Limited	United States	100.0

GT Investment (BVI) Limited	British Virgin Islands	100.0

Kwong Lee Shun Trading Company Limited	Hong Kong	100.0

Pentalpha Enterprises Limited	Hong Kong	100.0

Pentalpha Hong Kong Limited	Hong Kong	100.0

Pentalpha Macau Commercial Offshore Limited	Macau	100.0

Wing Shing Overseas Limited	British Virgin Islands	100.0

Wing Shing Products (BVI) Company Limited	British Virgin Islands	100.0

Global Auto Limited	Hong Kong	70.0

Global Optics Limited	Hong Kong	100.0

Winway Technology Development Limited	Hong Kong	83.33

Consortium Investment (BVI) Limited	British Virgin Islands	100.0

Global Rich Innovation Limited	Hong Kong	100.0

Lite Array, Inc.	United States	76.75

Global Lite Array (BVI) Limited	British Virgin Islands	76.75

Lite Array OLED (BVI) Company Limited	British Virgin Islands	76.75

Global Digital Imaging Limited	British Virgin Islands	100.0

Litewell Technology (HK) Limited *	Hong Kong	30.0

*	Dongguan Litewell (OLED) Technology Limited and Litewell Technology (HK) Limited are wholly-owned subsidiaries of

    Lite Array Holdings Limited. Whereas, Lite Array Holdings Limited is a jointly-controlled entity of the Company.